Filed Pursuant to Rule 424(b)(5)
File No. 333-178071

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 10, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 14, 2011)

6,000,000 Shares

Each Share Represents One Beneficial Interest

In Compass Diversified Holdings

We are offering 6,000,000 shares of Compass Diversified Holdings, which we refer to as the trust. Each share of the trust represents one undivided beneficial interest in the trust property. The purpose of the trust is to hold 100% of the limited liability company interests, which we refer to as the trust interests, of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company.

The shares trade on the New York Stock Exchange under the symbol “CODI.” On November 7, 2014 the closing price of the shares on the New York Stock Exchange was $18.28.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our shares involves risks. See the section entitled “Risk Factors,” beginning on page S-13 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 900,000 shares in the aggregate from us at the public offering price, less the underwriting discount and commissions, within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about November     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

Jefferies

Co-Managers

BB&T Capital Markets
CJS Securities
Janney Montgomery Scott
Raymond James
William Blair

Prospectus Supplement dated November     , 2014

NOTE TO READER

In reading this prospectus supplement, references to:

•	the “trust” and “Holdings” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” refer to Compass Group Management LLC;

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Amended and Restated Trust Agreement of the trust dated as of April 25, 2006, as amended by the fourth amendment dated as of November 1, 2010;

•	the “LLC Agreement” refer to the Fourth Amended and Restated Operating Agreement of the company dated as of January 1, 2012; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our shares in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our shares and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about shares we may offer from time to time. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The accompanying prospectus was filed with the Securities and Exchange Commission (“SEC”) as part of a registration statement on Form S-3, as amended (File No. 333-178071), which became effective on December 14, 2011, registering securities of up to a maximum aggregate initial offering price of $300,000,000 and up to 9,075,000 shares by the selling shareholders named therein. As of November 10, 2014, no shares have been sold under the registration statement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any information not authorized by us or the underwriters, you should not rely on it.

Our shares are being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of the respective document regardless

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of the time of delivery of such document or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the sections entitled “Prospectus Supplement Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on our current expectations, estimates and projections. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may,” or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus supplement are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each incorporated by reference herein, and elsewhere in this prospectus supplement or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

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In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein).

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below that have been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 11, 2014;

•	our definitive Proxy Statement, in connection with our 2014 Annual Meeting of Shareholders, filed with the SEC on April 14, 2014;

•	our Current Reports on Form 8-K, filed with the SEC on January 9, 2014, April 10, 2014, May 30, 2014, June 9, 2014, July 11, 2014, July 16, 2014, August 8, 2014 (filing made by the Trust only), August 11, 2014 (filing made by the Company only), August 27, 2014, October 7, 2014, October 14, 2014 and November 4, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 7, 2014, August 6, 2014 and November 5, 2014, respectively; and

•	the description of our shares contained in Form 8-A filed with the SEC on April 26, 2006.

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We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

Sixty-One Wilton Road

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

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PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the SEC that are incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our shares. You should read carefully the entire prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate.

BUSINESS

Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was also formed on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC Agreement, of the company. Pursuant to that LLC Agreement, the trust owns an identical number of trust interests in the company as exist for the number of outstanding shares of the trust. Accordingly, our shareholders are treated as beneficial owners of trust interests in the company and, as such, are subject to tax under partnership income tax provisions.

The company is an operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager own our allocation interests, as defined in our LLC Agreement.

Overview

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place.

Our unique public structure provides investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we believe we offer investors an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of quarterly distributions.

Our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of our shareholders’ return on investment; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook reduces both the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses, which we expect will better enable us to meet our long-term objective of continuing to pay distributions to our shareholders while increasing shareholder value. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest as of September 30, 2014, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. The strength of this model, which provides for significant industry, customer and geographic diversity, became even more apparent in a challenging economic environment of the recent past.

The following is a brief summary of the businesses in which we owned a controlling interest at September 30, 2014.

Advanced Circuits

Compass AC Holdings, Inc., which we refer to as Advanced Circuits, headquartered in Aurora, Colorado, is a provider of prototype, quick-turn and volume production rigid printed circuit boards, or “PCBs”, throughout the United States. PCBs are a vital component of virtually all electronic products. The prototype and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support and timely delivery. We made loans to and purchased a controlling interest in Advanced Circuits, on May 16, 2006, for approximately $81.0 million. As of September 30, 2014, we owned 69% of the outstanding stock of Advanced Circuits on a primary basis and 69% on a fully diluted basis.

American Furniture

AFM Holding Corporation, which we refer to as American Furniture, headquartered in Ecru, Mississippi, is a leader in the manufacturing of low-cost upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products to the promotional furniture market. We made loans to and purchased a controlling interest in American Furniture on August 31, 2007 for approximately $97.0 million. As of September 30, 2014, we owned 99.9% of American Furniture’s outstanding stock on a primary basis and 99.9% on a fully diluted basis.

Arnold Magnetics

AMT Acquisition Corporation, which we refer to as Arnold Magnetics, headquartered in Rochester, New York, with nine additional facilities worldwide, is a manufacturer of engineered, application specific permanent magnets. Arnold Magnetics products are used in applications such as general industrial, reprographic systems, aerospace and defense, advertising and promotional, consumer and appliance, energy, automotive and medical technology. Arnold Magnetics is the largest U.S. manufacturer of engineered magnets, as well as only one of two domestic producers to design, engineer and manufacture rare earth magnetic solutions. We made loans to, and purchased a controlling interest in Arnold Magnetics on March 5, 2012 for approximately $128.8 million. As of September 30, 2014, we owned 97% of the outstanding stock of Arnold Magnetics on a primary basis and 87% on a fully diluted basis.

CamelBak

CamelBak Products LLC, which we refer to as CamelBak, headquartered in Petaluma, California, is a diversified hydration and personal protection platform offering products for outdoor, recreation and military applications. CamelBak offers a broad range of recreational / military hydration packs, reusable water bottles, specialized military gloves and performance accessories. We made loans to, and purchased a controlling interest in, CamelBak on August 24, 2011 for approximately $211.6 million. As of September 30, 2014, we owned 90% of the outstanding stock of CamelBak on a primary basis and 80% on a fully diluted basis.

Clean Earth

Clean Earth Holdings, Inc., which we refer to as Clean Earth, headquartered in Hatboro, Pennsylvania, provides environmental services for a variety of contaminated materials, including soils, dredged material, hazardous waste and drill cuttings. Clean Earth analyzes, treats, documents and recycles waste streams generated in multiple end-markets such as power, construction, oil and gas, infrastructure, industrial and dredging. Treatments performed by Clean Earth include thermal desorption, dredged material stabilization, bioremediation, physical treatment/screening and chemical fixation. Prior to Clean Earth accepting contaminated materials, it identifies a third-party “beneficial reuse” site, such as commercial redevelopment or landfill capping, where the materials will be sent after they are treated. Clean Earth holds the largest market share in the contaminated materials and dredged material management market and operates 12 permitted facilities in the Eastern U.S. We made loans to, and purchased a controlling interest in Clean Earth on August 26, 2014 for approximately $253 million. As of September 30, 2014, we owned 98% of the outstanding stock of Clean Earth on a primary basis and 86% on a fully diluted basis.

Ergobaby

Ergobaby Carrier, Inc., which we refer to as Ergobaby, headquartered in Los Angeles, California, is a premier designer, manufacturer and distributor of wearable baby carriers and related baby wearing products, as well as infant travel systems and accessories. Ergobaby’s reputation for product innovation, reliability and safety has led to numerous awards and accolades from consumers, industry experts and publications. Ergobaby offers a broad range of wearable baby carriers, infant travel systems and related products that are sold through more than 450 retailers and web shops in the United States and internationally. We made loans to, and purchased a controlling interest in, Ergobaby on September 16, 2010 for approximately $85.2 million. As of September 30, 2014, we owned 81.0% of the outstanding stock of Ergobaby on a primary basis and 74% on a fully diluted basis.

Liberty Safe

Liberty Safe and Security Products, Inc., which we refer to as Liberty Safe, headquartered in Payson, Utah, is a designer, manufacturer and marketer of premium home and gun safes in North America. From its over 200,000 square foot manufacturing facility, Liberty Safe produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. We made loans to and purchased a controlling interest in Liberty Safe on March 31, 2010 for approximately $70.2 million. As of September 30, 2014, we owned 96% of the outstanding stock of Liberty Safe on a primary basis and 85% on a fully diluted basis.

Tridien Medical

Tridien Medical, Inc., which we refer to as Tridien (formerly known as Anodyne Medical Device, Inc.), headquartered in Coral Springs, Florida, is a leading designer and manufacturer of powered and non-powered medical therapeutic support services and patient positioning devices serving the acute care, long-term care and home health care markets. Tridien is one of the nation’s leading designers and manufacturers of specialty therapeutic support surfaces and is able to manufacture products in multiple locations to better serve a national customer base. We made loans to and purchased a controlling interest in Tridien from CGI Diversified Holdings, LP, which we refer to as CGI, on August 1, 2006 for approximately $31.0 million. CGI owned approximately 16.4% of our shares as of September 30, 2014. As of September 30, 2014, we owned 81% of the outstanding capital stock of Tridien on a primary basis and 65% on a fully diluted basis.

FOX

The Company owns 41% of the Fox Factory Holding Corp., which we refer to as FOX, headquartered in Scotts Valley, California. FOX is a designer, manufacturer and marketer of high-performance suspension products used primarily on mountain bikes, side-by-side vehicles, on-road vehicles with off-road capabilities, off-road vehicles and trucks, all-terrain vehicles, or ATVs, snowmobiles, specialty vehicles and applications, and motorcycles. FOX’s products offer innovative design, performance, durability and reliability that enhance ride dynamics by improving performance and control. The FOX brand is associated with high-performance and technologically advanced products. We made loans to and purchased a controlling interest in FOX on January 4, 2008, for approximately $80.4 million.

On July 10, 2014, 5,750,000 shares of FOX common stock, held by certain FOX shareholders, including us, were sold in a secondary offering at a price of $15.50 per share for total net proceeds to selling shareholders of approximately $84.4 million. As a selling shareholder, we sold a total of 4,466,569 shares of FOX common stock, including 633,955 shares sold in connection with the underwriters’ exercise of the over-allotment option in full, for total net proceeds of approximately $65.5 million. Upon completion of the offering, our ownership in FOX was lowered from approximately 53% to 41%, or 15,108,718 shares of FOX’s common stock, and as a result we deconsolidated FOX as of July 10, 2014, which is consistent with our intention to streamline our consolidated financial reporting. In connection with the FOX deconsolidation, we recorded a gain of approximately $264 million in the quarter ended September 30, 2014. As of September 30, 2014, we owned 41% of the outstanding common stock of FOX.

RECENT DEVELOPMENTS

SternoCandleLamp

On October 10, 2014, we, through our wholly owned subsidiary business, Sternocandlelamp Holdings, Inc., acquired all of the issued and outstanding equity of SternoCandleLamp LLC, which we refer to as SternoCandleLamp. SternoCandleLamp, headquartered in Corona, California, is the leading manufacturer and marketer of portable food warming fuel and creative table lighting solutions for the foodservice industry primarily in the United States. SternoCandleLamp’s product line includes wick and gel chafing fuels, butane stoves and accessories, liquid and traditional wax candles, catering equipment and lamps.

The purchase price of $163.2 million for SternoCandleLamp was based on a total enterprise value for SternoCandleLamp of $161.5 million and included approximately $1.7 million of cash and working capital adjustments. We funded the cash consideration and acquisition-related costs through a $166 million draw on our revolving credit facility. Concurrent with the closing of this acquisition, we provided a credit facility to SternoCandleLamp and its wholly owned domestic subsidiary, The Sterno Group LLC, as co-borrowers, pursuant to which the acquisition was funded, in part, and a secured revolving loan commitment and secured term loans were made available. The initial amount outstanding under these facilities at the close of the acquisition was approximately $91.6 million.

Third Quarter Distribution

On October 30, 2014, we paid a cash distribution of $0.36 per share for the third quarter of 2014 to shareholders of record as of the close of business on October 23, 2014.

Organizational Structure(1)

(1)	The percentage holdings shown in respect of the trust reflect the ownership of the trust as of September 30, 2014 and does not give effect to the completion of this offer. The chart includes SternoCandleLamp, which we acquired on October 10, 2014.
(2)	Following this offering, our public shareholders will own approximately 85.4% of the trust shares (or approximately 85.6% if the underwriters’ option to purchase additional shares is exercised in full), and CGI holding through CGI Magyar Holdings, LLC will own approximately 14.6% of the trust shares (or approximately 14.4% if the underwriters’ option to purchase additional shares is exercised in full). Alan B. Offenberg, a director and the chief executive officer of the company, is not a director, officer or member of CGI or any of its affiliates.
(3)	53.6% owned by certain members of our Manager. Mr. Day, a director of the company, and CGI are non-managing members.
(4)	Mr. Offenberg is a partner of this entity.
(5)	The Allocation Interests, which carry the right to receive a profit allocation, represent less than a 0.1% equity interest in the company.

SUMMARY FINANCIAL DATA

The following table presents the summary historical consolidated financial data of the company. This information should be read in conjunction with, and is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and their notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as well as the other financial information included in this prospectus supplement and the accompanying prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus. We derived the consolidated financial information for and as of the years ending December 31, 2013, 2012 and 2011 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement. We derived the consolidated financial information for and as of the nine-month periods ending September 30, 2014 and 2013 from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated by reference in this prospectus supplement. We derived the consolidated financial information for and as the years ending December 31, 2010 and 2009 from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of results to be expected in any future period, and results for the nine-month period ended September 30, 2014 are not necessarily indicative of results to be expected for the full year.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)		(in thousands, except per share data)
Statements of Operations Data:
Net Sales	$718,272	$752,854	$985,539	$884,721	$606,644	$504,659	$364,083
Cost Sales	497,328	516,652	679,708	605,867	427,500	366,297	266,452

Gross profit	220,944	236,202	305,831	278,854	179,144	138,362	97,631
Operating expenses:
Selling, general and administrative	133,939	124,671	167,738	161,141	110,031	81,585	51,740
Supplemental put expense (reversal)	—	(45,995)	(45,995)	15,995	11,783	32,516	(1,329)
Management fees	15,634	13,642	18,632	17,633	16,283	14,576	12,066
Amortization expense	21,795	22,384	29,632	30,268	22,072	17,023	12,290
Impairment expense	—	900	12,918	—	27,769	38,835	—

Operating income (loss)	49,576	120,600	122,906	53,817	(8,794)	(46,173)	22,864

Income (loss) from continuing operations	282,222	83,878	78,816	5,753	(32,801)	(66,324)	(657)
Income (loss) and gain (loss) from discontinued Operations	—	—	—	(1,413)	105,613	21,554	(38,988)

Net income (loss)	282,222	83,878	78,816	4,340	72,812	(44,770)	(39,645)
Net income from continuing operations — noncontrolling interest	10,746	9,466	10,752	8,508	5,641	902	2,378
Net income (loss) from discontinued operations — noncontrolling interest	—	—	—	(226)	2,212	3,085	(15,753)

Net income (loss) attributable to Holdings	$271,476	$74,412	$68,064	$(3,942)	$64,959	$(48,757)	$(26,270)

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$5.34	$1.52	$1.05	$(0.06)	$(0.81)	$(1.64)	$(0.09)
Discontinued operations	—	—	—	(0.02)	2.18	0.45	(0.67)

Basic and fully diluted income (loss) per share attributable to Holdings	$5.34	$1.52	$1.05	$(0.08)	$1.37	$(1.19)	$(0.76)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)		(in thousands, except per share data)
Cash Flow Data:
Cash provided by operating activities	$46,160	$54,039	$72,374	$52,566	$91,374	$44,841	$20,213
Cash (used in) provided by investing activities	(237,899)	72,116	66,286	(84,426)	(86,620)	(182,392)	(4,982)
Cash (used in) provided by financing activities	102,331	6,506	(44,122)	(82,232)	114,080	119,592	(81,209)
Net (decrease) increase in cash and cash equivalents	(89,960)	132,922	94,988	(114,129)	118,834	(17,959)	(65,978)

	September 30,	December 31,
	2014	2013	2012	2011	2010	2009
	(unaudited)
		(in thousands)
Balance Sheet Data:
Current assets	$268,898	$399,133	$267,659	$360,221	$333,339	$275,027
Total assets	1,344,862	1,044,913	955,201	1,029,906	984,041	831,012
Current liabilities	107,837	130,130	113,799	118,162	151,404	129,887
Long-term debt	404,467	280,389	267,008	214,000	94,000	74,000
Total liabilities	626,705	475,978	498,989	433,428	408,131	322,946
Noncontrolling interests	38,177	95,550	41,584	98,969	87,840	70,905
Stockholders’ equity attributable to Holdings	679,980	473,385	414,628	497,509	488,070	437,161

The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash flow available for distribution and reinvestment, which we refer to as CAD. CAD is a non-GAAP measure that we believe provides additional information to our shareholders in order to enable them to evaluate our ability to make anticipated quarterly distributions. It is not necessarily comparable with similar measures provided by other entities. We believe that our future CAD, together with our cash balances and access to cash via our revolving credit facility, will be sufficient to meet our anticipated distributions over the next twelve months. For a discussion of certain risks related to, and restrictions on, our ability to pay such distributions, see the section entitled “Dividend and Distribution Policy.” The table below reconciles CAD to net income and to cash flow provided by operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
	(in thousands)
Net income (loss)	$282,222	$83,878	$78,816	$4,340
Adjustment to reconcile net income (loss) to cash
Provided by operating activities:
Depreciation and amortization	35,884	34,670	46,227	49,450
Supplemental put expense (reversal)	—	(45,995)	(45,995)	15,995
Noncontrolling stockholders charges and other	3,592	3,367	4,683	4,236
Deferred taxes/deconsolidation	(1,944)	(2,121)	(5,257)	(2,060)
Gains on sales of businesses	(264,325)	—	—	(219)
Loss on sale of HALO	—	—	—	464
Amortization debt issuance costs and original issue discount	2,412	2,489	3,366	4,169
Loss on debt repayment	2,143	1,785	1,785	—
Unrealized loss on derivatives	2,809	68	130	2,175
Impairment expense	—	900	12,918	—
Excess tax benefit from subsidiary stock option exercise	(1,662)	—	—	—
Other	361	189	(87)	986
Changes in operating assets and liabilities	(15,332)	(25,191)	(24,212)	(26,970)

Net cash provided by operating activities	46,160	54,039	72,374	52,566

Add (deduct):
Unused fee on revolving credit facility	1,635	1,738	2,349	2,666
Successful acquisition expense	2,030	—	—	5,201
Sale related expense	—	—	—	1,976
Changes in operating assets and liabilities	15,332	25,191	24,212	26,970
Excess tax benefit from subsidiary stock option exercise	1,662	—	—	—
Other	123	—	—	—
Less:
Other	201	—	—	668
Maintenance capital expenditures
Payment on swap	1,502	—	—	—
Advanced Circuits	482	2,638	3,220	878
American Furniture	335	269	298	(133)
Arnold Magnetics	2,258	1,902	2,839	2,382
CamelBak	1,976	709	815	1,364
Clean Earth	170	—	—	—
Ergobaby	298	1,067	1,504	843
FOX	2,381	2,486	3,932	4,096
Halo (divested May 2012)	—	—	—	320
Liberty Safe	508	529	1,031	441
Tridien	593	357	569	807
FOX CAD	15,716	7,344	11,189	—

Estimated cash flow available for distribution and Reinvestment	$40,522	$63,667	$73,538	$77,713

Distribution paid in April	$(17,388)	$(17,388)	$(17,388)	$(17,388)
Distribution paid in July	(17,388)	(17,388)	$(17,388)	$(17,388)
Distribution paid in October	(17,388)	(17,388)	$(17,388)	$(17,388)
Distribution paid in January			$(17,388)	$(17,388)

Total Distributions	$(52,164)	$(52,164)	$(69,552)	$(69,552)

Earnings of certain of our businesses are seasonal in nature. Earnings from American Furniture are typically highest in the months of January through April of each year, coinciding with homeowners’ tax refunds. Earnings from Liberty Safe are typically lowest in the second quarter due to lower demand for safes at the onset of summer. Earnings from CamelBak are typically higher in the spring and summer months as this corresponds with warmer weather in the Northern Hemisphere and an increase in hydration related activities. Earnings from Clean Earth are typically lower in the winter months due to a decrease in processing of contaminated soil and dredged material as this corresponds with colder weather in the Northeast United States.

THE OFFERING

Shares offered by us in this offering	6,000,000 shares(1)

Shares outstanding after this offering	54,300,000 shares(2)

Use of proceeds	We estimate that our net proceeds from the sale of the shares in this offering by us will be approximately $ million (or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and our estimated public offering costs, at a public offering price of $ per share. We intend to use our net proceeds from this offering for repayment of debt under our revolving credit facility. See the section entitled “Use of Proceeds” for more information about the use of the proceeds of this offering.

Conflicts of interest	Certain of the underwriters or their affiliates are lenders under our revolving credit facility and may receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under such revolving credit facility. Any such underwriter is deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, and this offering will therefore be conducted in accordance with Rule 5121. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

New York Stock Exchange symbol	CODI

Dividend and distribution policy	We intend to declare and pay regular quarterly cash distributions on all outstanding shares, based on distributions received by the trust on the trust interests in the company. The declaration and amount of any distributions will be subject to the approval of the company’s board of directors, which will include a majority of independent directors, and will be based on the results of operations of our businesses and the desire to provide sustainable levels of distributions to our shareholders. Any cash distribution paid by the company to the trust will, in turn, be paid by the trust to its shareholders.

See the section entitled “Dividend and Distribution Policy” in this prospectus supplement for a discussion of our intended distribution rate. Our ability to pay regular quarterly cash distributions is subject to a number of risks. See the section entitled “Risk Factors” herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each incorporated by reference

(1)	Excludes shares that may be issued to the underwriters pursuant to their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, the total number of shares offered by us will be 6,900,000. We had 48,300,000 shares outstanding at November 7, 2014.
(2)	The number of shares that will be outstanding after this offering is based on the number of shares outstanding on November 7, 2014 and assumes no exercise by the underwriters of their option to purchase additional shares.

herein, for a discussion of certain of these risks and see the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information about the tax treatment of distributions by the trust and the company.

Shares of the trust	Each share of the trust represents an undivided beneficial interest in the trust property, and each share of the trust corresponds to one underlying trust interest of the company owned by the trust. Unless the trust is dissolved, it must remain the sole holder of 100% of the trust interests, and at all times the company will have outstanding the identical number of trust interests as the number of outstanding shares of the trust. If the trust is dissolved, each share of the trust will be exchanged for one trust interest in the company. Each outstanding share of the trust is entitled to one vote on any matter with respect to which the trust, as a holder of trust interests in the company, is entitled to vote. The company, as the sponsor of the trust, will provide to our shareholders proxy materials to enable our shareholders to exercise, in proportion to their percentage ownership of outstanding shares, the voting rights of the trust, and the trust will vote its trust interests in the same proportion as the vote of holders of shares. The allocation interests do not grant to our manager voting rights with respect to the company except in certain limited circumstances.

See the section entitled “Description of Shares” in the accompanying prospectus for information about the material terms of the shares, the trust interests and the allocation interests.

Material U.S. federal income tax considerations	Subject to the discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus, neither the trust nor the company will incur U.S. federal income tax liability; rather, each holder of trust shares will be required to take into account his or her allocable share of trust income, gain, loss, deduction and other items. The trust is treated as a partnership for U.S. federal income tax purposes, and will issue a Schedule K-1 to shareholders.

See the section entitled “Supplemental Material U.S. Federal Income Tax Considerations” in this prospectus supplement and the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for information about the potential U.S. federal income tax consequences of the purchase, ownership and disposition of our shares.

Risk factors	Investing in our shares involves risks. See the section entitled “Risk Factors” and read this prospectus supplement carefully before making an investment decision with the respect to the shares or the company.

RISK FACTORS

An investment in our shares involves risk. You should carefully read and consider all of the risks described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, as supplemented by the discussion below, before making a decision to invest in our shares. Our financial condition, business and results of operations (including cash flows) may be materially adversely affected by any of these risks. In that event, the market price of our shares could decline, we may be unable to pay distributions on our shares and you could lose all or part of your investment.

Risks Related to this Offering

Our earnings and cash distributions may affect the market price of our shares.

Generally, the market price of our shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our shares may trade at prices that are higher or lower than our net asset value per share. If we do not maintain our current level of distributions due to our lack of sufficient cash flows or other factors, the market price of our shares may be materially adversely affected. There are various risks and uncertainties with respect to our having sufficient cash flows for distributions and reinvestment, including risks with respect to the performance of our businesses. In addition, should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our shares. Our failure to meet market expectations with respect to earnings and cash distributions could materially adversely affect the market price of our shares. See the section entitled “Dividend and Distribution Policy” for more information about restrictions on our ability to make cash distributions.

If the market price of our shares declines, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our shares will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

Future sales of shares may cause the market price of our shares to decline.

We cannot predict what effect, if any, future sales of our shares, or the availability of shares for future sales, will have on the market price of our shares. Sales of substantial amounts of our shares in the public market following this offering, or the perception that such sales could occur, could materially adversely affect the market price of our shares and may make it more difficult for you to sell your shares at a time and price which you deem appropriate. A decline below the offering price is possible. After the consummation of this offering, there will be 54,300,000 shares of the trust issued and outstanding (or 55,200,000 shares if the underwriters exercise their option to purchase additional shares in full).

We and our officers and directors have agreed that, with limited exceptions, we and they will not directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, on behalf of the underwriters, offer to sell, sell or otherwise dispose of any shares for a period of 45 days after the date of this prospectus supplement.

We may issue additional debt and equity securities which are senior to our shares as to distributions and in liquidation, which could materially adversely affect the market price of our shares and result in dilution to our shareholders.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or by issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or equity securities, including preferred securities. In addition, we may issue our shares as consideration for future acquisitions. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. Any preferred securities, if issued, may have a preference with respect to distributions upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in any future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without shareholder approval, which could materially adversely affect the market share price of our shares.

The market price, trading volume and marketability of our shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your shares and our ability to raise capital through future equity financings.

The market price and trading volume of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may materially adversely affect our ability to raise capital through equity financings. These factors include: price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities; significant volatility in the market price and trading volume of securities of companies in the sectors in which our businesses operate, which may not be related to the operating performance of these companies and which may not reflect the performance of our businesses; changes and variations in our earnings and cash flows; any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts; changes in regulation or tax law; operating performance of companies comparable to us; general economic trends and other external factors including inflation, interest rates, and costs and availability of raw materials, fuel and transportation; and loss of a major funding source.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 6,000,000 shares in this offering will be approximately $         million (or approximately $         million if the underwriters’ option to purchase additional shares is exercised in full) after deducting underwriting discounts and commissions of approximately $         (or approximately $         if the underwriters’ option to purchase additional shares is exercised in full) and estimated public offering costs of approximately $500,000.

We intend to use the net proceeds received by us from this offering to repay a portion of the outstanding balance on our revolving credit facility that we entered into with a group of lenders on June 6, 2014. As of October 31, 2014, we had $270 million outstanding under our revolving credit facility, of which we borrowed $261 million in 2014 to fund the purchase price of our completed acquisitions of Clean Earth and SternoCandleLamp. Our revolving credit facility will become due on June 6, 2019. We can borrow, prepay and reborrow principal under the revolving credit facility from time to time during its term. Advances under the revolving credit facility can be either London Interbank Offered Rate, or LIBOR, rate loans or base rate loans. LIBOR rate revolving loans bear interest at a rate per annum equal to the LIBOR rate plus a margin ranging from 2.00% to 2.75% based on the consolidated leverage ratio, which is the ratio of consolidated net indebtedness to adjusted consolidated earnings before interest expense, tax expense and depreciation and amortization expenses. Base rate revolving loans bear interest at a fluctuating rate per annum equal to the greatest of (i) the prime rate of interest, (ii) the federal funds rate plus 0.5% or (iii) LIBOR rate, plus a margin ranging from 1.00% to 1.75% based upon the consolidated leverage ratio. The outstanding amount under our revolving credit facility is comprised of $250 million advanced with a LIBOR rate of 2.73% (which will increase to 2.98% on November 17, 2014) and $20 million with a base rate of 4.75%, (which will increase to 5.0% on November 17, 2014).

Certain of the underwriters and/or their affiliates are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering. For more information, see “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our unaudited capitalization, assuming no exercise of the underwriters’ option to purchase additional shares and the application of the estimated net proceeds to us of such sale (after deducting underwriting discounts and commissions and our estimated offering costs). “As Adjusted” reflects the application of our net proceeds of this offering. This table should be read in conjunction with “Use of Proceeds,” and our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

	As of September 30, 2014
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$23,269	$

Current maturities of long-term debt	3,250
Long-term debt, excluding current maturities	404,467

Total debt	407,717

Stockholders’ equity
Trust shares, no par value; 500,000,000 authorized; 48,300,000 shares issued and outstanding actual and 54,300,000 issued and outstanding as adjusted for the offering(1)

Total stockholders’ equity	718,157

Total capitalization	$1,125,874

(1)	Each share of the trust represents one undivided beneficial interest in the trust property.

PRICE RANGE OF SHARES AND DISTRIBUTIONS

Our shares trade on the New York Stock Exchange under the symbol “CODI.” On November 7, 2014, the last reported sale price of our shares on the New York Stock Exchange was $18.28 per share. The following table sets forth, for the periods indicated, the high and low sale prices of the shares as reported on the New York Stock Exchange.

	Low Sale Price	High Sale Price	Distributions
2014:
Fourth Quarter (through November 7)	$17.30	$18.45	$—
Third Quarter	17.35	18.80	0.36
Second Quarter	16.20	19.11	0.36
First Quarter	17.25	19.75	0.36
2013:
Fourth Quarter	$16.97	$19.64	$0.36
Third Quarter	16.92	18.94	0.36
Second Quarter	15.68	17.99	0.36
First Quarter	14.81	16.21	0.36
2012:
Fourth Quarter	$13.49	$15.70	$0.36
Third Quarter	13.72	15.31	0.36
Second Quarter	12.12	15.16	0.36
First Quarter	12.58	15.58	0.36

As of November 7, 2014, there were 48,300,000 of our shares issued and outstanding. As of November 7, 2014, there were 19 holders of record; however, we believe there are more than 28,000 holders of our shares.

DIVIDEND AND DISTRIBUTION POLICY

The company’s board of directors intends to declare and pay regular quarterly cash distributions on all outstanding shares. The company’s board of directors intends to set each distribution on the basis of the current results of operations of our businesses and other resources available to the company, including the company’s revolving credit facility, and the desire to provide sustainable levels of distributions to our shareholders.

Our distribution policy is based on the predictable and stable cash flows of our businesses and our intention to provide sustainable levels of distributions to our shareholders while reinvesting a portion of our cash flows in our businesses or in the acquisition of new businesses. If we successfully implement our strategy, we expect to maintain the level of our distributions to shareholders in the future.

The declaration and payment of any future distribution will be subject to the approval of a majority of the company’s board of directors. The board of directors will at all times include a majority of independent directors. The company’s board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even in the event that the company’s board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of the debt of the company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our businesses do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial payment obligations, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make distributions. See the section entitled “Risk Factors” herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each incorporated by reference herein, for more information about these risks and other risks affecting us and our businesses.

We may use cash flow from our businesses, the capital resources of the company, including borrowings under the company’s revolving credit facility, or a reduction in equity to pay a distribution. See the sections entitled “Supplemental Material U.S. Federal Income Tax Considerations” in this prospectus supplement and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information about the tax treatment of distributions to our shareholders.

Restrictions on Distribution Payments

We are dependent upon the ability of our businesses to generate earnings and cash flow and to make distributions to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us to, first, satisfy our financial obligations, including payments under our credit facilities, the management fee and profit allocation, and, second, make distributions to our shareholders. There is no guarantee that we will continue to make quarterly distributions. Our ability to make quarterly distributions may be subject to certain restrictions, including:

•	the operating results of our businesses, which are impacted by factors outside of our control, including competition, inflation and general economic conditions;

•	the ability of our businesses to make distributions to us, which may be subject to limitations under laws of the jurisdictions in which they are incorporated or organized;

•	insufficient cash to pay distributions due to increases in our general and administrative expenses, including the quarterly management fee we pay our manager, principal and interest payments on our outstanding debt, tax expenses or working capital requirements;

•	the obligation to pay our manager a profit allocation upon the occurrence of a trigger event;

•	the company’s board of directors’ election to keep a portion of the operating cash flow in the businesses or to use such funds for the acquisition of new businesses;

•	restrictions on distributions under our credit facilities, which contain financial covenants that we will have to satisfy in order to make distributions;

•	any dividends or distributions paid by our businesses pro rata to the minority shareholders of our businesses, which portion will not be available to us for any purpose, including for the purpose of making distributions to our shareholders;

•	possible future issuances of debt or debt-like financing arrangements that are secured by all or substantially all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or preferred securities, which obligations will have priority over distributions on the shares; and

•	in the future, the company may issue preferred securities and holders of such preferred securities may have a preference with respect to distributions, which could limit our ability to make distributions to our shareholders.

As a consequence of these various restrictions, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders.

Because the company’s board of directors intends to continue to declare and pay regular quarterly cash distributions on all outstanding shares, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely upon external financing sources, including issuances of debt or debt-like financing arrangements and the issuance of debt and equity securities, to fund our acquisitions and expansion of capital expenditures. As a result, to the extent we are unable to finance growth externally, our decision to declare and pay regular quarterly distributions will significantly impair our ability to grow.

Our decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond our control. Therefore, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Likewise, holders of our shares may be diluted pursuant to additional equity issuances.

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S. holders and Non-U.S. holders (as such terms are defined in the accompanying prospectus) of the shares of the trust and supplements and amends the disclosure provided in the section entitled “Material U.S. Federal Income Tax Considerations” of the accompanying prospectus.

Legislation Affecting the Disclosure

On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “Act”) that makes the reduced rate of tax applicable to qualified dividend income permanent. However, the Act also restored the additional limitations that now apply to reduce the amount of certain otherwise allowable itemized deductions for individuals by an amount equal to the lesser of (i) 3% of the individual’s adjusted gross income in excess of certain threshold amounts as adjusted for inflation over time; or (ii) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year. Thus, the disclosures provided in the section entitled “Tax Treatment of Trust Income to Holder” and “Management Fees and Other Expenses” within the section entitled “Tax Considerations for U.S. Holders” of the “Material U.S. Federal Income Tax Considerations” disclosure in the accompanying prospectus should be read accordingly.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Jefferies LLC are acting as joint book-running managers for this offering and representatives of the underwriters named below. Under the terms and subject to the conditions stated in the underwriting agreement dated November    , 2014, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Jefferies LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
CJS Securities, Inc.
Janney Montgomery Scott LLC
Raymond James & Associates, Inc.
William Blair & Company L.L.C.

Total	6,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 900,000 shares at the price initially offered to the public, less the underwriting discount and commissions and less any amounts per share equal to any distributions declared by us but not payable on the additional shares. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

The shares are quoted on the New York Stock Exchange under the symbol “CODI.” The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $        per share. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $500,000.

We and our officers and directors have agreed with the underwriters that, subject to certain exceptions, for a period of 45 days from the date of this prospectus supplement not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for trust shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the trust shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of trust shares or such other securities, in cash or otherwise. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC in their sole discretion may release any of the securities subject to these restrictions at any time without notice. In addition, for a period of 45 days after the date of this prospectus supplement, we may not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, file any registration statement with the SEC relating to the offering of any trust shares or any securities convertible into or exercisable or exchangeable for trust shares.

Notwithstanding the foregoing, the underwriters have agreed in the underwriting agreement that the foregoing restrictions will not apply to (a) the shares to be sold hereunder or (b) the issuance by us of trust shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing.

In addition, the underwriters have agreed that the foregoing restrictions on our officers, directors and certain of our affiliates will not apply to (a) transactions relating to trust shares or other securities acquired in open market transactions after the completion of the offering; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of trust shares or other securities acquired in such open market transactions, (b) transfers of shares to any trust, corporation, partnership or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned provided that any such transfer shall not involve a disposition for value, (c) transfers of shares to any corporation, limited liability company, limited partnership or general partnership of which all of the equity interest is owned by the undersigned or the immediate family of the undersigned or one or more entities described in clause (b) above, (d) the transfer of the holder’s shares by operation of law such as rules of intestate succession or statutes governing the effects of a merger, (e) transfers of shares pursuant to a qualified domestic relations order, (t) transfers of shares or any security convertible into trust shares as a bona fide gift, (g) distributions of shares or any security convertible into shares to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d), (e), (f) or (g), (1) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of the letter provided by the transferor and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares, shall be required or shall be voluntarily made during the restricted period, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares; provided that such plan does not provide for the transfer of shares during the restricted period; and provided further there is no public disclosure of entry into such plan during the restricted period. In addition, each of such officers, directors and affiliates has agreed with the underwriters that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, such person or entity will not, for a period of 45 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to the registration of any trust shares or any security convertible into or exercisable or exchangeable for trust shares.

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the shares so long as the stabilizing bids do not exceed a specified maximum.

•	Short sales involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of additional shares purchased by the underwriters is not greater than the number of shares that they have the option to additionally purchase. In a naked short position, the number of shares involved is greater than the number of shares they have the option to additionally purchase. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they have the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of the shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters (and selling group members) may engage in passive market making transactions in the shares on the New York Stock Exchange, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the New York Stock Exchange no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the shares may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Purchasers of the shares offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

The shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, certain of the underwriters and/or their affiliates are lenders under our credit facilities and will receive a portion of the net proceeds from this offering. See “Conflict of Interest” below.

Conflicts of Interest

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent and a lender under our credit facilities and may receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under our revolving credit facility. Any such underwriter is deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., and this offering will therefore be conducted in accordance with Rule 5121. No underwriter with a conflict of interest will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the trust, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

VALIDITY OF SECURITIES

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain other legal matters in connection with the shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP beneficially own an aggregate of approximately 101,580  shares of the trust. The underwriters have been represented by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Compass Diversified Holdings as at December 31, 2013 and 2012 and for the three-year period ending December 31, 2013 (incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013) have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports therein and incorporated herein by reference in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Clean Earth included in Exhibit 99.1 of our Current Report on Form 8-K/A dated November 4, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, on the authority of said firm as experts in auditing and accounting.

$300,000,000

SHARES

AND

9,075,000 SHARES OFFERED BY THE SELLING SHAREHOLDERS

Each Share Represents One Beneficial Interest in Compass Diversified Holdings

PROSPECTUS

We may sell, from time to time, up to $300,000,000 in the aggregate of shares of the trust, which we refer to as the shares, each representing one undivided beneficial interest in the trust property and/or the selling shareholders listed under “Selling Security Holders” in this prospectus may sell up to 9,075,000 shares of the trust. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

The purpose of Compass Diversified Holdings, which we refer to as the trust, is to hold 100% of the trust interests of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company. We and/or the selling shareholders may offer for sale the shares covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”

The shares trade on the New York Stock Exchange under the symbol “CODI.” On December 5, 2011, the closing price of the shares on the New York Stock Exchange was $12.68 per share.

We will provide more specific information about the terms of an offering of these shares in supplements or term sheets to this prospectus. This prospectus may not be used to offer or sell shares unless accompanied by a prospectus supplement or term sheet. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts will be described in the applicable prospectus supplement or term sheet relating to the offering.

The selling shareholders acquired the shares covered by this prospectus in conjunction with the closing of our initial public offering, which we refer to as the IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc. in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011, all as further described in the documents incorporated by reference into this prospectus and below under “Selling Security Holders.”

Investing in our shares involves risks. See the description of “Risk Factors” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

NOTE TO READER

In reading this registration statement, references to:

•	the “trust” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	the “manager” or CGM refer to Compass Group Management LLC;

•	the “businesses” refer to, collectively, the businesses controlled by the company;

•	our “initial businesses” refer to, collectively, Staffmark Holdings, Inc., Crosman Acquisition Corporation, Compass AC Holdings, Inc. and Silvue Technologies Group, Inc.;

•	the “trust agreement” refer to the Amended and Restated Agreement of the Trust dated as of April 25, 2006, as amended by the fourth amendment dated as of November 1, 2010;

•	the “LLC agreement” refer to the Third Amended and Restated Operating Agreement of the company dated as of November 1, 2010; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling shareholders may sell the shares covered by this prospectus in one or more offerings as described under “Plan of Distribution” in this prospectus, up to a maximum aggregate offering price of $300,000,000 or, in the case of the selling shareholders, up to 9,075,000 shares.

PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the shares that we and/or the selling shareholders may offer. Each time that we and/or the selling shareholders offer shares, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the shares, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of shares covered by this prospectus. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. You should read in their entirety this prospectus and any accompanying prospectus supplement or term sheet, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any term sheet is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement, term sheet or any sale of shares. Our business, financial condition, results of operations and prospectus may have changed since then. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or term sheet.

For more detail on the terms of the shares, see “Description of Shares” herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve any future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

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•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee, profit allocation and put price if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus or, for information incorporated by reference, as of the dates of that information. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of any offering hereunder, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 10, 2011;

•	our definitive Proxy Statement, in connection with our 2011 Annual Meeting of Shareholders, filed with the SEC on March 31, 2011;

•	our Current Reports on Form 8-K, filed with the SEC on January 5, 2011, February 18, 2011, March 10, 2011, April 12, 2011, May 19, 2011, July 6, 2011, August 25, 2011 (as amended on November 1, 2011), October 11, 2011, October 18, 2011, October 27, 2011 and November 18, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on May 9, 2011, August 9, 2011 and November 8, 2011, respectively; and

•	the description of our shares contained in Form 8-A filed with the SEC on April 26, 2006.

We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

Sixty-One Wilton Road

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

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SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents we file with the SEC that are incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our shares. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” set forth below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus have been rounded and are, therefore, approximate.

Overview

Compass Diversified Holdings, which we refer to as the trust, acquires and owns its businesses through a Delaware limited liability company, Compass Group Diversified Holdings LLC, which we refer to as the company and, together with the trust, CODI, us and we. See the section entitled “Description of Shares” for more information about certain terms of the shares, trust interests and allocation interests that we may offer.

The trust offers investors an opportunity to participate in the ownership and growth of middle market businesses that traditionally have been owned and managed by private equity firms or other financial investors, large conglomerates or private individuals or families. Through the ownership of a diversified group of middle market businesses, we also offer investors an opportunity to diversify their portfolio risk while participating in the cash flows of our businesses through the receipt of quarterly distributions.

We acquire controlling interests in and actively manage businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We seek to acquire controlling ownership interests in such businesses in order to maximize our ability to work actively with the management teams of those businesses. Our model for creating shareholder value is to be disciplined in identifying and valuing businesses, to work closely with management of the businesses we acquire to grow the cash flows of those businesses and to exit businesses opportunistically when we believe that doing so will maximize returns. We currently own eight businesses in eight distinct industries and we believe that these businesses will continue to produce stable and growing cash flows over the long term, enabling us to meet our objectives of growing distributions to our shareholders, independent of any incremental acquisitions we may make, and investing in the long-term growth of the company.

Our Manager

We have entered into a management services agreement with Compass Group Management LLC, who we refer to as our manager or CGM, pursuant to which our manager manages the day-to-day operations and affairs of the company and oversees the management and operations of our businesses. While working for a subsidiary of Compass Group Investments, Inc., our management team originally oversaw the acquisition and operation of each of our initial businesses and Anodyne Medical Device, Inc. prior to our acquiring them from Compass Group Investments, Inc.

Corporate Structure

The trust is a Delaware statutory trust. Our principal executive offices are located at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, and our telephone number is 203-221-1703. Our website is at www.compassdiversifiedholdings.com. The information on our website is not incorporated by reference and is not part of this prospectus.

Each share of the trust represents one undivided beneficial interest in the trust property. The purpose of the trust is to hold the trust interests of the company, which is one of two classes of equity interests in the company — the trust interests, of which 100% are held by the trust, and allocation interests, of which 100% are held by our manager. The trust has the authority to issue shares in one or more series. See the section entitled “Description of Shares” for more information about certain terms of the shares, trust interests and allocation interests.

RISK FACTORS

An investment in our shares involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making a decision to invest in our shares. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our shares could decline, we may be unable to pay distributions on our shares and you could lose all or part of your investment.

See “Item IA — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this prospectus. For information on incorporating our filings into this prospectus, see “Incorporation of Certain Documents By Reference” above.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or term sheet, we expect to use the net proceeds from our sale of shares under this prospectus for general corporate purposes, including to fund new acquisitions, when and if identified. Additional information on the use of net proceeds from the sale of securities offered by us may be set forth in the prospectus supplement or term sheet relating to such offering. We will not receive any proceeds from the sale of our shares by the selling shareholders.

SELLING SECURITY HOLDERS

The total number of shares and the names of the selling shareholders that may offer those shares are identified in the following table. Compass Group Investments, Ltd. (formerly Compass Group Investments, Inc.), through its wholly owned subsidiary, CGI Diversified Holdings, LP, which we refer to as CGI, purchased in conjunction with the IPO in a separate private placement transaction, 5,733,333 shares at the IPO price per share, having an aggregate purchase price of $86 million. In addition, in connection with the acquisition of Tridien on August 1, 2006, we issued 950,000 of our newly issued shares to CGI valued at $13.1 million, or $13.77 per share. In conjunction with the closing of our follow-on offering in May 2007, CGI purchased in a separate private placement transaction, 1,875,000 shares at the follow-on offering price per share, having an aggregate purchase price of $30 million. In conjunction with our acquisition of CamelBak Products, LLC, CGI Magyar purchased in a private placement transaction 1,575,000 shares at $12.50 per share, the market value of our shares on August 23, 2011, having an aggregate purchase price of $19.688 million. On July 1, 2007, CGI distributed 2,200,000 shares to Compass Group Investments, Inc. which subsequently transferred such shares by dividend to Concord Equity, Inc., which we refer to as Concord Equity, as well as the registration rights attached to the shares. On March 31, 2008, CGI purchased from Concord Equity 656,000 shares for an aggregate purchase price of $8,364,000. In January 2009, CGI transferred 7,931,000 shares to CGI Magyar Holdings, LLC, which we refer to as CGI Magyar, an entity owned by CGI, The Compass Group International, LLC and CGI Diversified Hungary Kft. In April 2010, CGI Magyar sold 1,325,000 shares in a public offering. Pharos I LLC, which we refer to as Pharos, purchased, in conjunction with the closing of the IPO in a separate private placement transaction, 266,667 shares at the IPO price per share having an aggregate purchase price of $4 million. In September 2010, all shares owned by Pharos were transferred to its members in accordance with each member’s pecuniary interest therein.

	Shares Beneficially Owned Prior to an Offering			Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number of Shares	Percent of Class(3)	Number of Shares That May be Sold in an Offering	Number of Shares(4)	Percent of Class(3)
CGI Magyar Holdings, LLC(1)	7,931,000	16.4%	7,264,333	666,667	1.4%
Concord Equity, Inc.	1,544,000	3.2%	1,544,000	—	—
I. Joseph Massoud(2)	479,982	*	128,000.16	351,981.84	*
Alan B. Offenberg(2)	87,375.09	*	64,000.08	23,375.01	*
Elias Sabo(2)	231,710	*	64,000.08	167,709.92	*
David Swanson(2)	11,952	*	10,666.68	1,285.32	*

TOTAL for Selling Shareholders	10,286,019.09		9,075,000	1,211,019.09	2.5%

*	Less than 1%.
(1)	CGI Magyar Holdings, LLC is owned by The Compass Group International, LLC, CGI Diversified Hungary Kft. and CGI Diversified Holdings, LP. The Compass Group International, LLC is owned by Compass Group Investments, Ltd. CGI Diversified Hungary Kft. is wholly owned by CGI Diversified Holdings, LP. CGI Diversified Holdings, LP is owned by Compass Group Investments, Ltd., its sole limited partner, and Navco Management, Ltd., its general partner. Compass Group Investments, Ltd. and Navco Management, Ltd. are wholly owned by Kattegat Limited. Compass Group Investments, Ltd., Navco Management, Ltd., Path Spirit Limited, The Compass Group International, LLC, CGI Diversified Hungary Kft. and CGI Magyar Holdings, LLC disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein.
(2)	In September 2010, all shares owned by Pharos I LLC were transferred to its members in accordance with each member’s pecuniary interest therein.
(3)	Percentage ownership is based on 48,300,000 shares outstanding as of December 6, 2011.

(4)	We do not know when or in what amounts the selling shareholders may offer shares for sale. Because the selling shareholders may offer all or some of the shares in an offering, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of an offering, none of the shares that may be sold by the selling shareholders in an offering will be held by the selling shareholders.

All of the shares that may be offered by the selling shareholders have been registered solely as a result of contractual commitments that we have made to CGI, Pharos and CGI Magyar (and to Concord Equity by virtue of the transfer by CGI of shares and the registration rights attached to the shares as described above and to each of the members of Pharos by virtue of the transfer by Pharos of shares and the registration rights attached to the shares as described above) in registration rights agreements previously filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 13, 2007, Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on April 20, 2007, and Current Report on Form 8-K filed with the SEC on August 25, 2011, and not in response to any specific demand made by the selling shareholders under such registration rights agreements. Additionally, see “Item 13. — Certain Relationships and Related Party Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus, for information pertaining to our relationship with the selling shareholders.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell shares in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us and/or the selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement or term sheet will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of shares underwritten or purchased by them, the public offering price of the shares, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers or agents participating in the distribution of the shares may be deemed to be underwriters, and compensation received by them on resale of the shares may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The shares may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase shares may be solicited directly by us and/or the selling shareholders or by agents designated by us or them from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares so offered and sold.

If underwriters are utilized in the sale of any shares in respect of which this prospectus is being delivered, such shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of shares, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such shares if any are purchased.

If a dealer is utilized in the sale of shares in respect of which this prospectus is delivered, we and/or the selling shareholders will sell shares to the dealer as principal. The dealer may then resell such shares to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which the broker or dealer will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction, or in crosses in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the shares so offered and sold.

Offers to purchase shares may be solicited directly by us and/or the selling shareholders and the sale thereof may be made by us and/or the selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement or term sheet, we and/or the selling shareholders may authorize agents and underwriters to solicit offers by certain institutions to purchase shares from us and/or the selling shareholders at the public offering price set forth in the applicable prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us and/or the selling shareholders to indemnification by us and/or the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement or term sheet.

We and/or the selling shareholders may also sell shares through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We and/or the selling shareholders may enter into derivative, sale or forward sale transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or term sheet indicates, in connection with those transactions, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement or term sheet, including in short sale transactions and by issuing shares not covered by this prospectus but convertible into, or exchangeable for, or representing beneficial interests in such shares, or the return of which is derived in whole or in part from the value of such shares. If so, the third party may use shares received under those sales, forward sales or derivative arrangements or shares pledged by us and/or the selling shareholders or borrowed from us and/or the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from us and/or the selling shareholders in settlement of those transactions to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us and/or the selling shareholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our manager and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying shares as long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for the shares will be set forth in the accompanying prospectus supplement or term sheet for such shares.

DESCRIPTION OF SHARES

The following descriptions of the trust agreement and the LLC agreement are subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. Certain provisions of the trust agreement and the LLC agreement are intended to be consistent with the Delaware General Corporation Law, which we refer to as the DGCL, and the powers of the company, the governance processes and the rights of the trust as the holder of the trust interests and the shareholders of the trust are generally intended to be similar in many respects to those of a typical Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to, and are qualified in their entirety by, reference to all of the provisions of each of the trust agreement and the LLC agreement, which will govern your rights as a holder of the shares and the trust’s rights as a holder of trust interests. Forms of the trust agreement and the LLC agreement have been filed with the SEC as exhibits to our Quarterly Report on Form 10-Q filed on November 8, 2010.

Shares in the Trust

Each share of the trust represents one undivided beneficial interest in the trust property and each share of the trust corresponds to one underlying trust interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust interests and at all times the company will have outstanding the identical number of trust interests as the number of outstanding shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 500,000,000 shares and the company is authorized to issue a corresponding number of trust interests. As of December 6, 2011, the trust had 48,300,000 shares outstanding and the company had an equal number of corresponding trust interests outstanding. All shares and trust interests, when they are issued, will be fully paid and nonassessable.

Equity Interests in the Company

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 500,000,000 trust interests in one or more series. In addition to the trust interests, the company is authorized, pursuant to action by the company’s board of directors, to issue up to 1,000 allocation interests. In connection with the formation of the company, our manager acquired 100% of the allocation interests so authorized and issued. All allocation interests are fully paid and nonassessable. Other than the allocation interests held by our manager, the company is not authorized to issue any other allocation interests.

Distributions

The company, acting through its board of directors, may declare and pay quarterly distributions on the interests of the company. Any distributions so declared will be paid on such interests in proportion to the number of such interests held by the holders thereof. The members of our manager currently have a nominal indirect equity interest in the company, which is subject to dilution if additional shares, including the shares that may be offered hereby by us, are offered in the future. The company’s board of directors may, in its sole discretion and at any time, declare and pay distributions from the cash flow available for distributions to the holders of its interests.

Upon receipt of any distributions declared and paid by the company, the trust will, pursuant to the terms of the trust agreement, distribute within five business days the whole amount of such distributions in cash to its shareholders, in proportion to their percentage ownership of the trust on the related record date. The record date for distributions by the company will be the same as the record date for corresponding distributions by the trust.

In addition, under the terms of the LLC agreement, the company will pay a profit allocation to our manager, as holder of the allocation interests. See “Certain Relationships and Related Party Transactions” in our definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2011, which is incorporated by reference into this prospectus, for more information about the profit allocation to our manager.

Voting and Consent Rights

General

Each outstanding share is entitled to one vote on any company matter with respect to which the trust is entitled to vote, as provided in the LLC agreement and as detailed below. Pursuant to the terms of the LLC agreement and the trust agreement, the company will act at the direction of the trust only with respect to those matters subject to vote by the holders of trust interests of the company. The company, as sponsor of the trust, will provide to the trust, for transmittal to shareholders of the trust, the appropriate form of proxy to enable shareholders of the trust to direct, in proportion to their percentage ownership of the shares, the trust’s vote with respect to the trust interests. The trust will vote its trust interests in the same proportion as the vote of holders of the shares. For purposes of this summary, the voting rights of holders of the trust interests of the company that effectively will be exercised by the shareholders of the trust by proxy will be referred to as the voting rights of the holders of the shares.

The LLC agreement provides that the holders of trust interests are entitled, at the annual meeting of members of the company, to vote for the election of all of the directors other than any director appointed by our manager. Because neither the trust agreement nor the LLC agreement provides for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a shareholders meeting will effectively be able to elect all the directors of the company standing for election.

The LLC agreement further provides that holders of allocation interests will not be entitled to any voting rights, except that holders of allocation interests will have, in accordance with the terms of the LLC agreement:

•	voting or consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation interests;

•	a consent right to any amendment to the provision entitling the holders of allocation interests to appoint directors who will serve on the board of directors of the company;

•	a consent right with respect to any amendment of the provision of the LLC agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holders of allocation interests.

Board of Directors Appointee

As holder of the allocation interests, our manager has the right to appoint one director (or two directors if the board size is increased to nine or more directors) to the company’s board of directors. No such appointed director on the company’s board of directors will be required to stand for election by the shareholders. No such appointed director who is also a member of the company’s management will receive any compensation (other than reimbursements that are permitted for directors) or will have any special voting rights.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of the Shares and Our Manager

The trust agreement and the LLC agreement both provide that holders of shares representing at least ten percent of the outstanding shares shall have the right to directly institute a legal proceeding against the company to enforce the provisions of the LLC agreement. In addition, the trust agreement and the LLC agreement provide that holders of shares representing at least ten percent of the outstanding shares have the right to cause the trust to institute any legal proceeding for any remedy available to the trust, including the bringing of a derivative action in the place of the company under Section 18-1001 of the Delaware Limited Liability Company Act relating to the right to bring derivative actions. Holders of shares will have the right to direct the time, method and place of conducting such legal proceedings brought by the trust. Our manager, as holder of the allocation interests, has the right to directly institute proceedings against the company to enforce the provisions of the LLC agreement.

Acquisition Exchange and Optional Purchase

The trust agreement and the LLC agreement provide that, if at any time more than 90% of the then outstanding shares are beneficially owned by one person, who we refer to as the acquirer and which time we refer to as the control date, such acquirer has the right to cause the trust, acting at the direction of the company’s board of directors, to mandatorily exchange all shares then outstanding for an equal number of trust interests, which we refer to as an acquisition exchange, and dissolve the trust. The company, as sponsor of the trust, will cause the transfer agent of the shares to mail a copy of notice of such acquisition exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for trust interests. Upon the completion of such acquisition exchange, each holder of shares immediately prior to the completion of the acquisition exchange will be admitted to the company as a member in respect of an equal number of trust interests and the trust will cease to be a member of the company.

The LLC agreement provides that, following such exchange, the acquirer shall have the right to purchase at the offer price, as defined in the LLC agreement, from the other holders of trust interests for cash all, but not less than all, of the outstanding trust interests that the acquirer does not own as of the control date. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights to which shareholders of a Delaware corporation would be entitled under Section 262 of the DGCL. The acquirer can exercise its right to effect such purchase by delivering notice to the company and the transfer agent of its election to make the purchase not less than 60 days prior to the control date. The company will cause the transfer agent to mail the notice of the purchase to the record holders of the trust interests at least 30 days prior to the control date. We refer to the date of purchase as the purchase date.

Voluntary Exchange

The trust agreement and the LLC agreement provide that in the event the company’s board of directors determines that:

•	the trust or the company, or both, is, or is reasonably likely to be, treated as a corporation for United States federal income tax purposes, or

•	the existence of the trust otherwise results, or is reasonably likely to result, in a material tax detriment to the trust, the holders of shares, the company or any of the members,

the company, as sponsor of the trust, may cause the trust to exchange all shares then outstanding for an equal number of trust interests and dissolve the trust. We refer to such an exchange as a voluntary exchange. The company, as sponsor of the trust, will cause the transfer agent for the shares to mail a copy of notice of such voluntary exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for trust interests. Upon the completion of such voluntary exchange, each holder of shares immediately prior to the completion of the voluntary exchange will be admitted to the company as a member in respect of an equal number of trust interests and the trust will cease to be a member of the company.

Election by the Company

In circumstances where the trust has been dissolved, the LLC agreement provides that the company’s board of directors may, without the consent or vote of holders of trust interests, cause the company to elect to be treated as a corporation for United States federal income tax purposes only if the board receives an opinion from a nationally recognized financial adviser to the effect that the market valuation of the company is expected to be significantly lower as a result of the company continuing to be treated as a partnership for United States federal income tax purposes than if the company instead elected to be treated as a corporation for United States federal income tax purposes.

Dissolution of the Trust and the Company

The LLC agreement provides for the dissolution and winding up of the company upon the occurrence of:

•	the adoption of a resolution by a majority vote of the company’s board of directors approving the dissolution, winding up and liquidation of the company and the approval of such action by the affirmative vote of a majority of the outstanding trust interests entitled to vote thereon;

•	the unanimous vote of the outstanding trust interests to dissolve, wind up and liquidate the company;

•	a judicial determination that an event has occurred that makes it not reasonably practical to carry on the business of the company in conformity with the LLC agreement as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•	the termination of the legal existence of the last remaining member of the company or the occurrence of any other event that terminates the continued membership of the last remaining member of the company, unless the company is continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.

The trust agreement provides for the dissolution and winding up of the trust upon the occurrence of:

•	an acquisition exchange or a voluntary exchange;

•	the filing of a certificate of cancellation of the company or its failure to revive its charter within 10 days following revocation of the company’s charter;

•	the entry of a decree of judicial dissolution by a court of competent jurisdiction over the company or the trust; or

•	the written election of the company.

We refer to these events as dissolution events. Following the occurrence of a dissolution event with respect to the trust, each share will be mandatorily exchanged for a trust interest of the company. Upon dissolution of the company in accordance with the terms of the LLC agreement, the then holders of trust interests will be entitled to share in the assets of the company legally available for distribution following payment to creditors in accordance with the positive balance in such holders’ tax-based capital accounts required by the LLC agreement, after giving effect to all contributions, distributions and allocations for all periods.

Anti-Takeover Provisions

Certain provisions of the management services agreement, the trust agreement and the LLC agreement may make it more difficult for third parties to acquire control of the trust and the company by various means. These provisions could deprive the shareholders of the trust of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect our manager and its economic interests in the company;

•	protect the position of our manager and its rights to manage the business and affairs of the company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of the company’s board of directors and in the policies formulated by the board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the trust and the company;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the trust and the company to consult first with the company’s board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of the trust and the company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to shareholders of the trust.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of the company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by the company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 90 days’ notice. Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with the company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any appointed director may continue serving on the company’s board of directors subject to our manager’s continued ownership of the allocation interests.

If we terminate the management services agreement, the company and the trust will agree, and the company will agree to cause its businesses, to cease using the term “Compass,” including any trademarks based on the name of the company and trust owned by our manager, entirely in their businesses and operations within 180 days of such termination. This agreement would require the trust, the company and its businesses to change their names to remove any reference to the term “Compass” or any trademarks owned by our manager.

Anti-Takeover Provisions in the Trust Agreement and the LLC Agreement

A number of provisions of the trust agreement and the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the trust and the company. The trust agreement and the LLC agreement prohibit the merger or consolidation of the trust and the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of the trust’s or the company’s property or assets unless, in each case, the company’s board of directors adopts a resolution by a majority vote approving such action and unless (i) in the case of the company, such action is approved by the affirmative vote of the holders of a majority of each of the outstanding trust interests and allocation interests entitled to vote thereon or (ii) in the case of the trust, such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

In addition, the trust agreement and the LLC agreement each contain provisions based on Section 203 of the DGCL which prohibit the company and the trust from engaging in a business combination with an interested shareholder unless (i) in the case of the company, such business combination is approved by the affirmative vote of the holders of 66 2⁄3% of each of the outstanding trust interests and allocation interests or (ii) in the case of the trust, such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares, in each case, excluding shares or trust interests, as the case may be, held by the interested shareholder or any affiliate or associate of the interested shareholder.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the LLC agreement authorizes the company’s board of directors to fill vacancies. This provision could prevent a shareholder of the trust from effectively obtaining an indirect majority representation on the company’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the outstanding trust interests that so elected or appointed such director. An appointed director may only be removed by our manager, as holder of the allocation interests.

The trust agreement and the LLC agreement do not permit holders of the shares to act by written consent. Instead, shareholders may only take action via proxy, which, when the action relates to the trust’s exercise of its rights as a member of the company, may be presented at a duly called annual or special meeting of members of the company and will constitute the vote of the trust. For so long as the trust remains a member of the company, the trust will act by written consent, including to vote its trust interests in a manner that reflects the vote by proxy of the holders of the shares. Furthermore, the trust agreement and the LLC agreement provide that special meetings may only be called by the chairman of the company’s board of directors or by resolution adopted by the company’s board of directors.

The trust agreement and the LLC agreement also provide that members, or holders of shares, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members of the company, must provide notice thereof in writing to the company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the member or holder of shares furnishing such notice must be a member or shareholder, as the case may be, of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members or shareholders, as the case may be, entitled to vote at such meeting. The trust agreement and the LLC agreement specify certain requirements as to the form and content of a member’s or shareholder’s notice, as the case may be. These provisions may preclude members or holders of shares from bringing matters before holders of shares at an annual meeting or from making nominations for directors at an annual or special meeting.

The company’s board of directors is divided into three classes serving staggered three-year terms, which effectively requires at least two election cycles for a majority of the company’s board of directors to be replaced. See our definitive Proxy Statement on Schedule 14A filed on March 31, 2011, which is incorporated by reference into this prospectus, for more information about the company’s board. In addition, our manager will have certain rights with respect to appointing one or more directors, as discussed above.

Authorized but unissued shares are available for future issuance, without approval of the shareholders of the trust. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of the company or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the trust by means of a proxy contest, tender offer, merger or otherwise.

In addition, the company’s board of directors has broad authority to amend the trust agreement and the LLC agreement, as discussed below. The company’s board of directors could, in the future, choose to amend the trust agreement or the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amendment of the LLC Agreement

The LLC agreement (including the distribution provisions thereof) may be amended only by a majority vote of the board of directors of the company, except that amending the following provisions requires an affirmative vote of at least a majority of the outstanding shares:

•	the purpose or powers of the company;

•	the authorization of an increase in trust interests;

•	the distribution rights of the trust interests;

•	the voting rights of the trust interests;

•	the provisions regarding the right to acquire trust interests after an acquisition exchange described above;

•	the right of holders of shares to enforce the LLC agreement or to institute any legal proceeding for any remedy available to the trust;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of the company, the sale, lease or exchange of all or substantially all of the company’s assets and certain other business combinations or transactions;

•	the right of holders of trust interests to vote on the dissolution, winding up and liquidation of the company; and

•	the provision of the LLC agreement governing amendments thereof.

In addition, our manager, as holder of the allocation interests, will have the rights specified above under “— Voting and Consent Rights.”

Amendment of the Trust Agreement

The trust agreement may be amended by the company, as sponsor of the trust, and the regular trustees acting at the company’s direction. However, the company may not, without the affirmative vote of a majority of the outstanding shares, enter into or consent to any amendment of the trust agreement that would:

•	cause the trust to fail or cease to qualify for the exemption from the status of an “investment company” under the Investment Company Act;

•	cause the trust to issue a class of equity securities other than the shares (as described above under “— Shares in the Trust”), or issue any debt securities or any derivative securities or amend the provision of the trust agreement prohibiting any such issuances;

•	affect the exclusive and absolute right of our shareholders to direct the voting of the trust, as a member of the company, with respect to all matters reserved for the vote of members of the company pursuant to the LLC agreement;

•	effect the merger or consolidation of the trust, the sale, lease or exchange of all or substantially all of the trust’s property or assets and certain other business combinations or transactions;

•	amend the distribution rights of the shares;

•	increase the number of authorized shares; or

•	amend the provision of the trust agreement governing the amendment thereof.

Trustees

Messrs. Alan B. Offenberg and James J. Bottiglieri currently serve as the regular trustees of the trust, and BNY Mellon Trust of Delaware currently serves as the Delaware trustee of the trust.

Transfer Agent and Registrar

The transfer agent and registrar for the shares and the trust interests is BNY Mellon Shareowner Services.

Our shares are listed on the New York Stock Exchange under the symbol “CODI.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with the purchase, ownership and disposition of shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, currently applicable United States Treasury Regulations, which we refer to as Regulations, and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service, which we refer to as the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that positions taken with respect to, for example, the status of the trust as a publicly traded partnership exempt from taxation as a corporation, will not be challenged by the IRS. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

This summary deals only with shares of the trust that are held as capital assets by holders who acquire the shares upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:

•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons liable for alternative minimum tax.

A “U.S. holder” of shares means a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of shares means a beneficial owner of shares that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the trust, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds shares of the trust, we urge you to consult your own tax adviser.

No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of shares or instruments similar to the shares. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the shares, the trust or the company from that described below could adversely affect the amount, timing, character and manner for reporting of income, gain or loss in respect of an investment in the shares. If you are considering the purchase of shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of the Trust

The trust is intended to be treated as a publicly traded partnership exempt from taxation as a corporation. For purposes of applying the “qualifying income” tests, the trust’s share of the company’s income will be treated as received directly by the trust and will retain the same character as it had in the hands of the company.

If the trust were not treated as a publicly traded partnership exempt from taxation as a corporation and, instead, were to be classified as an association taxable as a corporation, the trust would be subject to federal income tax on any taxable income at regular corporate tax rates, thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of shares would not be entitled to take into account their distributive shares of the trust’s deductions in computing their taxable income, nor would they be subject to tax on their respective shares of the trust’s income. Distributions to a holder would be treated as (i) dividends to the extent of the trust’s current or accumulated earnings and profits, (ii) a return of basis to the extent of each holder’s basis in its shares and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s basis in its shares. Overall, treatment of the trust as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in the trust.

A “publicly traded partnership” (as defined in Section 7704 of the Code) is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless 90% or more of its gross income each year is “qualifying income” (generally, passive-type income) and the partnership is not required to register as an investment company under the Investment Company Act of 1940.

Qualifying income includes dividends, interest and capital gains from the sale or other disposition of stocks and bonds held as capital assets. We intend to restrict the sources of our income so that more than 90% of our gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the trust agreement (and other relevant documents) and based upon factual representations made by us and assuming that we satisfied the qualifying income tests for earlier years (in light of the risks discussed in the second following paragraph), in the opinion of Squire, Sanders & Dempsey (US) LLP, the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Squire, Sanders & Dempsey (US) LLP has relied include: (a) the trust has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and (b) for each taxable year, more than 90% of the gross income of the trust will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of stock or debt instruments which are held as capital assets.

Squire, Sanders & Dempsey (US) LLP will have no obligation to advise us of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a publicly traded partnership exempt from taxation as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception”

(as described above), the compliance with which will not be reviewed by Squire, Sanders & Dempsey (US) LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

There can be no assurance that the IRS will not successfully assert that the trust should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to the status of the trust for U.S. federal income tax purposes or whether the company will have sufficient qualifying income under Section 7704(d) of the Code. Whether the company or the trust will continue to meet the qualifying income exception is dependent on the company’s continuing activities and the nature of the income generated by those activities. In this regard, while the company does not anticipate realizing any management fee income, the treatment of income earned by our manager from offsetting management services agreements between our manager and the operating businesses is uncertain. The company’s board of directors will use its best efforts to cause the company to conduct its activities in such a manner that the trust continues to meet the qualifying income exception.

If the trust fails to satisfy the qualifying income exception described above (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure and with respect to which certain adjustments are made), the trust will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of the year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders of shares in liquidation of their beneficial interests in the trust. This contribution and liquidation should be tax-free to holders and the trust so long as the trust, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, the trust would be treated as a corporation for U.S. federal income tax purposes.

The discussion below is based on the opinion of Squire, Sanders & Dempsey (US) LLP that the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes.

Status of the Company

The Company is intended to be treated as a partnership for federal income tax purposes.

Tax Considerations for U.S. Holders

Tax Treatment of the Trust

As a publicly traded partnership exempt from taxation as a corporation, the trust itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS that will report the results of its activities and will also contain schedules reflecting allocations of profits or losses (and items thereof) to shareholders of the trust.

Tax Treatment of Trust Income to Holders

Each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Each holder of shares will directly or indirectly own a pro rata share of trust interests in the company, and thus will be required to include on its tax return its allocable share of trust income, gain, loss, deduction and other items without regard to whether the holder receives corresponding cash distributions. Thus, holders of shares may be required to report taxable income without a corresponding current receipt of cash if the trust were to recognize taxable income and not make cash distributions.

The trust’s taxable income is expected to consist mostly of interest income, capital gains and dividends. Interest income will be earned upon the funds loaned by the company to the operating subsidiaries and from temporary investments of the company, and will be taxable to the holders at ordinary income rates. Capital gains will be reported upon the sale of stock or assets by the company, and will be taxed to the holders at the appropriate capital gains rates. Any dividends received by the company from its domestic corporate holdings generally will constitute qualified dividend income, which will, under current law (which, without additional Congressional action, will expire with respect to dividends received after December 31, 2012), qualify for a reduced rate of tax. Any dividends received by the company that do not constitute qualified dividend income will be taxed to holders at the tax rates generally applicable to ordinary income. Dividend income of the company from its domestic operating subsidiaries that is allocated to corporate holders of shares will qualify for the dividends received deduction.

Allocation of Company Profits and Losses

Under Section 704 of the Code, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit of a partnership shall be governed by the partnership agreement unless the allocation so provided lacks “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Accordingly, a holder’s share of the company’s items of income, gain, loss, deduction and credit will be determined by the trust agreement, unless the allocations under the trust agreement are determined not to have “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Subject to the discussion below in this section and under “— Tax Considerations for U.S. Holders,” “— Allocations Among Holders” and “— Section 754 Election,” we believe that the allocations under the trust agreement should be considered to have substantial economic effect. If the allocations were found to lack substantial economic effect, the allocations nonetheless should be deemed to be made in accordance with the “partners’ interests in the partnership,” a facts and circumstances analysis of the underlying economic arrangement of the company’s members.

In general, under the trust agreement, items of ordinary income and loss will be allocated ratably among the holders based on the number of trust interests held. Allocations of capital gains realized by the company will be made first to the manager to the extent of any profit allocation to our manager. Thereafter gains and losses from capital transactions will be allocated among the holders, based on the number of trust interests beneficially held. If the allocations provided by the LLC agreement or trust agreement were successfully challenged by the IRS, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to exchange-traded partnerships, is not always clear. We will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible the IRS will successfully assert that certain of the conventions or assumptions are not acceptable, and may require items of company income, gain, loss or deduction to be reallocated in a manner that could be adverse to a holder of shares.

As required by the rules and regulations under Sections 704(b) and 704(c) of the Code (as appropriate), specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of shares in connection with this offering. An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a shareholder’s “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, referred to in this discussion as the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a shareholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Regulations. In any other case, a shareholder’s distributive share of an item will be determined on the basis of the shareholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the shareholder’s relative contributions to us, the interests of all the shareholders in profits and losses, the interest of all the shareholders in cash flow and other nonliquidating distributions and rights of all the shareholders to distributions of capital upon liquidation. Under the Code, partners in a partnership cannot be allocated more tax depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to contributed or adjusted property. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our shareholders. The legislative history of Section 704(c) of the Code states that Congress anticipated that Regulations would permit partners to agree to a more rapid elimination of book-tax disparities than required provided there is no tax avoidance potential. Further, Regulations under Section 704(c) of the Code provide that allocations similar to our curative allocations would be allowed.

Treatment of Distributions

Distributions of cash by a partnership generally are not taxable to the distributee-partner to the extent the amount of cash distributed does not exceed the distributee’s tax basis in its partnership interest. Cash distributions made by the company to the trust, which cash distributions the trustee in turn will distribute to the holders of shares, would create taxable gain to a holder only to the extent the distribution were to exceed the holder’s tax basis in the trust interests (see the section entitled “— Tax Basis in Trust Interests”). Any cash distribution in excess of a holder’s tax basis generally will be considered to be gain from the sale or exchange of the shares (see the section entitled “— Disposition of Shares” below).

Cash distributions to the holders of shares generally will be funded by gain realized by the company and payments to the company from the operating subsidiaries, which payments will consist of interest and principal payments on indebtedness owed to the company, and, subject to availability and board of director’s discretion, dividends. After payment of expenses, the company, again subject to the board of director’s discretion, intends to distribute the net cash to the trust, which in turn will distribute the net cash to the holders of shares. Distributions that are attributable to payments in amortization of loans made by the company may exceed the company’s taxable income, thus resulting in distributions to the holders of shares that should constitute a return of their investment. As indicated, if cash distributions to a holder exceed the holder’s adjusted tax basis in the trust interests such holder is treated as beneficially owning, a taxable gain would result.

Disposition of Shares

If a U.S. holder transfers shares, the holder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the holder’s adjusted tax basis in the interests sold. The amount realized will include the holder’s share of the company’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss, except that the gain or loss will be ordinary (and not capital gain or loss) to the extent attributable to the holder’s allocable share of unrealized gain or loss in assets of the company described in Section 751 of the Code (including certain unrealized receivables and inventory). Capital gain of non-corporate U.S. holders is eligible to be taxed at reduced rates where the interests sold are held for more than one year. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income.

Pursuant to certain IRS rulings, a partner is treated as having a single, “unified” basis in all partnership interests that it owns. As a result, if a holder acquires shares at different prices and sells less than all of its shares, such holder will not be entitled to specify particular shares as having been sold (as it could do if the company were a corporation). Rather, the holder should determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis to its shares sold. For example, if a holder purchased 200 shares for $10 per share and 200 shares for $20 per share (and assuming no other adjustments to basis), the holder would have “unified” basis of $6,000 in its 400 shares. If the holder sold 100 of its shares, the adjusted basis in the shares sold would be $1,500.

Gain or loss recognized by a holder on the sale or exchange of shares held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a holder to identify and use the actual holding periods for the shares sold for purposes of determining long-term capital gain or loss. If a holder fails to make the election or is not able to identify the holding periods for shares sold, the holder likely will have a fragmented holding period in the shares sold.

A holder that sells some or all of its shares is urged to consult its tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Tax Basis in Trust Interests

A U.S. holder’s initial tax basis in its shares will equal the sum of (a) the amount of cash paid by such holder for its shares, and (b) such holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the trust interests will be increased by (a) the holder’s share of the company’s taxable income, including capital gain, (b) the holder’s share of the company’s income, if any, that is exempt from tax and (c) any increase in the holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the trust interests will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the holder, (b) the holder’s share of the company’s losses and deductions, (c) the holder’s share of the company’s expenditures that are neither deductible nor properly chargeable to a capital account and (d) any decrease in the holder’s share of the company’s liabilities.

Treatment of Securities Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of shares may be considered to have disposed of those shares. If so, such holder would no longer be regarded as a beneficial owner of a portion of the trust interests with respect to those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of the trust. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Management Fees and Other Expenses

The company will pay an annual management fee to our manager. The company will also pay certain costs and expenses incurred in connection with activities of our manager. The company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. The management fees and other expenses should generally constitute miscellaneous itemized deductions for individual U.S. holders of shares. Accordingly, as described immediately below, certain limitations on deductibility of such fees and expenses by the shareholder could reduce or eliminate any associated tax benefits. Corporate U.S. holders of shares generally will not be subject to these limitations.

In general, a U.S. holder’s share of the expenses incurred by the company that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate or trust only to the extent that the holder’s share of the expenses exceeds 2% of the adjusted gross income of such holder. Without additional Congressional action, for taxable years beginning after December 31, 2012, additional limitations will apply that will reduce the amount of certain otherwise allowable itemized deductions for individuals by an amount equal to the lesser of:

•	3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

•	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

Organizational and syndication expenses, in general, may not be deducted currently by either the company or any U.S. holder of shares. An election may be made by the company to amortize organizational expenses over a 180-month period. Syndication expenses cannot be amortized or deducted.

The company will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such holder’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such holder’s reporting as its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

Section 754 Election

Both the trust and the company have made the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of shares in the open market, that the trust and the company adjust its proportionate share of the tax basis in the their assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s shares), as if the purchaser of shares had acquired a direct interest in the assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of shares and does not affect the tax basis of the company’s assets associated with other holders. The Section 754 election, however, could result in adjustments to the “common basis” of the company’s assets, under Section 734, in connection with certain distributions.

Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its shares and its share of “inside” tax basis of the assets such that the amount of gain or loss allocable to the purchaser on the disposition by the company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its shares. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-holder.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the company, the company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some holders could be adversely affected.

Limitations on Deductibility of Losses

The deduction by a U.S. holder of its share of the company’s losses, if any, will be limited to the lesser of (i) the tax basis in such holder’s shares or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of the trust. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold its shares if the lender of such borrowed funds owns shares or can look only to shares for repayment. Losses in excess of the amount at risk must be deferred until years in which the company generates taxable income against which to offset such carryover losses.

Passive Activity Income and Loss

The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. It is expected that holders will not recognize any passive activity income or passive activity loss as a result of an investment in shares.

Allocations Among Holders

In general, the company’s profits and losses (other than capital gains and losses) will be determined on an annual basis and will be prorated on a monthly basis, to be apportioned among the holders in proportion to the number of shares of the trust owned by each holder as of the close of the last trading day of the preceding month. As a result, a seller of shares prior to the close of the last trading day of a month may be allocated income or deductions realized by the company following the date of sale. Furthermore, all dividends and distributions by the company will be made to the transferor of shares if the record date is on or before the date of transfer; similarly, if the record date is after the date of transfer, dividends and distributions shall be made to the transferee. Thus, a holder who owns shares as of the last trading day of any month and who disposes of the shares prior to the record date set for a cash distribution for that month, would be allocated items of income or loss attributable to the next succeeding month but would not be entitled to receive the cash distribution.

The trust will allocate capital gains and losses to the holders of shares on the actual date on which such gains or losses are realized.

The Code generally requires that items of partnership income, gain, loss and deduction be allocated between transferors and transferees of partnership interests on a daily basis to take into account changes in the make-up of the partnership. It is possible that a transfer of shares could be considered to occur for U.S. federal income tax purposes on the day when the transfer is completed without regard to the trust’s monthly convention for allocating profit and loss. In that event, the trust’s allocation method might be considered a method that does not comply with the tax laws.

If the IRS were to treat the transfer of shares as occurring throughout each month, and the use of a monthly convention were not allowed, or if the IRS otherwise does not accept the trust’s allocation conventions, the IRS may contend that taxable income or losses of the trust must be reallocated among the holders. If such a contention by the IRS were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The company’s board of directors is authorized to revise the trust’s allocation methods in order to comply with the applicable tax laws or to allocate items of trust income, gain, loss or deduction in certain instances in a manner that may more accurately reflect the holders’ respective beneficial interests in the trust as may be necessary.

Proposed regulations would change the permissible methods and conventions for allocating income, gain and loss among partners. Such proposed regulations would generally be effective for partnership taxable years that begin the day after the date promulgated in final form. Certain provisions of the proposed regulations concerning conventions would not apply to existing publicly traded partnerships. Under a safe harbor in the proposed regulations, publicly traded partnerships may use either the interim closing of the books method or the proration method, and under either method may use a convention that treats all changes in a partner’s interest during a calendar month as occurring on the first day of the following month, or may use a semi-monthly convention. Under the semi-monthly convention, any variation in a partner’s interest occurring on the first through the fifteenth day of a calendar month is deemed to occur on the last day of the prior month, and variations occurring on the sixteenth through the last day of a month are deemed to occur on the fifteenth day of the month. Block transfers (generally transfers during any 30 day period of more than two percent of the interests in the partnership) do not qualify for this safe harbor. The proposed regulations generally provide that partnerships using the proration method must account for extraordinary items on the day on which they occur. Extraordinary items include gains from sales of assets. If required, the trust intends to revise its allocation methods and conventions to comply with the proposed regulations when effective.

Constructive Termination

The trust will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total shares within a 12-month period. A constructive termination results in the closing of the trust’s taxable year for all holders. In the case of a holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the trust’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The trust would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the trust were unable to determine that the termination has occurred.

Tax Reporting by the Trust and the Company

Information returns will be filed by the trust and the company with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the company’s activities. The trust and the company will file a partnership return with the IRS and issue a Schedule K-1. We further expect that the relevant and necessary information for tax purposes also will be readily available electronically through our website. Each holder will be deemed to have consented to provide relevant information, and if the shares are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by us for purposes of complying with our tax reporting obligations.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. The trust has designated Jim Bottiglieri as the “tax matters member,” who shall serve as the tax matters partner.

Our tax matters member, which is required by the trust agreement to notify all holders of any U.S. federal income tax audit of the trust, will have the authority under the trust agreement to conduct, respond to, and if appropriate, contest (including by pursuing litigation) any IRS audit of the trust’s tax returns or other tax-related administrative or judicial proceedings and, if considered appropriate, to settle such proceedings. A final determination of U.S. tax matters in any proceeding initiated or contested by the tax matters member will be binding on all holders of shares who held their shares during the period for which the audit adjustment is made. As the tax matters member, Jim Bottiglieri will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to trust items.

A U.S. federal income tax audit of the trust’s information return may result in an audit of the tax return of a holder of shares, which, in turn, could result in adjustments to a holder’s items of income and loss that are unrelated to the company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of the trust or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by the trust or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Foreign Tax Credits

Subject to generally applicable limitations, a U.S. holder of shares will be able to claim foreign tax credits with respect to certain foreign income taxes (if any) paid or incurred by the trust or the company, withheld on payments made to the company or paid by the company on behalf of holders. If a holder elects to claim a foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the trust’s items of income and gain and also its share of the amount which is deemed to be the holder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the company. Subject to certain limitations, the U.S. holder may claim as a credit against its U.S. federal income tax the amount of such taxes incurred or withheld. Alternatively, a U.S. holder may elect to treat such foreign taxes as deductions from gross income. Even if the holder is unable to claim a credit or a deduction, he or she must include all amounts described above in income. We urge U.S. holders to consult their tax advisers regarding this election and its consequences to them.

Taxation of Certain Foreign Earnings

Under Subpart F of the Code, certain undistributed earnings and certain passive income of a foreign company constituting a controlled foreign corporation, or CFC, as defined in the Code, are taxed to certain U.S. shareholders prior to being distributed. None of the businesses in which the company currently intends to invest are CFCs; however, no assurances can be given that other businesses in which the company may invest in the future will not be CFCs. While distributions made by a foreign company could generally constitute “qualified dividend income” eligible for a reduced rate of tax; the Subpart F provisions of the Code may operate to prevent distributions (or deemed distributions) of such earnings from being so regarded. Additionally, if the company were to invest in a passive foreign investment company, or PFIC, a U.S. holder of shares may be subject to certain adverse U.S. federal income tax consequences, including a deferred interest charge upon the distribution of previously accumulated earnings with respect to that investment.

Reportable Transaction Disclosure Rules

There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the Code imposes a requirement on certain “material advisers” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by the company or the holders of shares if, for example, a holder incurs a loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of shares. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests (such as the shares) in a pass-through entity even if its basis in such interests is equal to the amount of cash it paid. We urge U.S. holders to consult their tax advisers regarding the tax shelter disclosure rules and the possible application of these rules to them.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of the trust’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such holder will be subject to U.S. federal income tax on gains on the sale of shares in the trust or such holder’s distributive share of trust gains if such holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

The company should not be treated as “engaged in a trade or business within the United States” and therefore should not realize income that would be treated as effectively connected with the conduct of a U.S. trade or business. If the income from the company is effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by the company of a “U.S. real property interest,” or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on its sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 5% of a publicly traded entity such as the trust. A non-U.S. holder that owns more than 5% of the company is urged to consult its tax adviser about the potential application of the USRPI provisions. We have made no determination as to whether any of the company’s investments will constitute a USRPI.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder’s distributive share of dividends from U.S. corporations and certain other types of U.S.-source income realized by the company. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non-U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides us with a timely and properly completed and executed form W-8BEN or other applicable form and said holder does not directly or indirectly own 10 percent or more of the shares or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent we are unable to associate amounts withheld with particular trust interests, the economic burden of any withholding tax paid by us to the appropriate tax authorities will be borne by all holders, including U.S. holders.

A non-U.S. holder will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of his or her death. It is unclear whether partnership interests will be considered U.S.-situs property. Accordingly, a non-U.S. holder is urged to consult its tax advisors to determine whether such holder’s estate would be subject to U.S. federal estate tax on all or part of the value of the trust interests beneficially owned at the time of his or her death.

Non-U.S. holders will be required to timely and accurately complete a form W-8BEN (or other applicable form) and provide such form to us, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the company.

Regulated Investment Companies

Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company, or RIC, status. A RIC may invest up to 25% of its assets in interests of a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as the trust is a qualified publicly traded partnership is made on an annual basis. The trust likely will not qualify to be treated as a qualified publicly traded partnership. However, because the trust expects to satisfy the gross income requirements of Section 7704(c)(2) (determined as provided in Section 851(h)), the trust anticipates the flow-thru of at least 90% of its gross income to constitute qualifying income for RIC testing purposes.

Tax-Exempt Organizations

With respect to any holder that is an organization that is otherwise exempt from U.S. federal income tax, such holder nonetheless may be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the company) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

The company expects to incur debt that would be treated as “acquisition indebtedness” with respect to certain of its investments. To the extent the company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income from such investment times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the investment, and the denominator of which is the “average amount of the adjusted basis” of the company’s investment during the period such investment is held by the company during the taxable year.

To the extent the company recognizes gain from the disposition of any company investment with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the investment during the twelve-month period ending with the date of disposition, and the denominator of which is the “average amount of the adjusted basis” of the investment during the period such investment is held by the company during the taxable year.

Certain State and Local Taxation Matters

State and local tax laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A holder’s distributive share of the taxable income or loss of the trust generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the holder is a resident. Also, the company may conduct business in jurisdictions in which a holder is not a resident that could subject a holder to income tax in that jurisdiction (and require a holder to file an income tax return with that jurisdiction in respect of the holder’s share of the income derived from that business). A prospective holder should consult its tax advisor with respect to the availability of a credit for such tax in the jurisdiction in which the holder is resident. Moreover, prospective holders should consider, in addition to the U.S. federal income tax consequences described above, potential state and local tax considerations in investing in the shares.

Backup Withholding

The trust is required in certain circumstances to withhold tax (called “backup withholding”) on certain payments paid to noncorporate holders of shares who do not furnish their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Each holder of shares should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of shares are not clear under existing law. Thus, we urge each holder to consult its own tax advisers to determine the tax consequences of ownership of the shares in such holder’s particular circumstances.

LEGAL MATTERS

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters in connection with the shares being offered hereby will be passed upon for us by Squire, Sanders & Dempsey (US) LLP, Cincinnati, Ohio. Attorneys at Squire, Sanders & Dempsey (US) LLP own an aggregate of approximately 122,827 shares of the trust. The underwriters, dealers or agents, if any, will be represented by their own legal counsel in connection with any underwritten offering hereby.

EXPERTS

The consolidated financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports. The consolidated balance sheet of CamelBak Products, LLC as of December 31, 2010, and the related consolidated statements of operations and changes in net investment by CBK Holdings, LLC, and cash flows for the year ended December 31, 2010, which report appears in the Form 8-K of Compass Diversified Holdings dated November 1, 2011, incorporated by reference into this prospectus, have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

6,000,000 Shares

Each Share Represents One Beneficial Interest

In Compass Diversified Holdings

Prospectus Supplement

BofA Merrill Lynch

Morgan Stanley

Jefferies

BB&T Capital Markets

CJS Securities

Janney Montgomery Scott

Raymond James

William Blair

November     , 2014